Exhibit 5.1

[McDonald Carano Wilson LLP Letterhead]

January 12, 2010
Procera Networks, Inc.
100 Cooper Court
Los Gatos, CA 95032

Re:	Registration Statement Form S-3

Ladies and Gentlemen:

You have requested our opinion as to the matters set forth below in our capacity as special Nevada counsel to Procera Networks, Inc., a Nevada corporation (the “Company”) and in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to 18,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Shares”).  All such Shares are being sold directly by the Company in accordance with the terms of the Registration Statement.   The Shares are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”).In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon the representations, warranties, and statements of fact of the Company contained the Registration Statement, including any documents referenced therein, and on certain factual statements contained within certificates of the officers of the Company issued to us in connection with this opinion and we  have not sought to independently verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of such shares of Common Stock is not less than the par value of the Common Stock, and that, prior to any offering and sale of the Shares, the Company’s board of directors (the “Board”), including any appropriate committee appointed thereby, will duly authorize the terms of and the prices at which the Shares are to be issued and sold.  We have also assumed that at the time of issuance and sale, the Company will receive the full amount of the consideration for which the Board authorizes the issuance of the Shares; the Company will issue a share certificate or certificates to each purchaser of the Shares certifying the number of Shares held by such purchaser, or such Shares will be registered by book entry registration in the name of such purchaser, if uncertificated; and that the Company has complied, and will comply, with all securities laws and regulations and “blue sky” laws applicable to the issuance of the Shares.

Our opinion herein is expressed solely with respect to the Nevada General Corporation Law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, with respect to any offering of shares of Common Stock, when (i) the Registration Statement, as finally amended, has become effective; (ii) an appropriate prospectus supplement with respect to the shares of Common Stock has been prepared, delivered and filed in compliance with the Securities Act and the applicable Securities Act Rules; (iii) if the shares of Common Stock are to be sold pursuant to a purchase, underwriting or similar agreement, such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company; (iv) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the shares of Common Stock and related matters; (v) the terms of the shares of Common Stock and of their issuance and sale have been duly established in conformity with the operative certificate of incorporation and bylaws of the Company and the Nevada General Corporation Law so as not to violate any applicable law, the operative certificate of incorporation or bylaws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (vi) upon receipt by the Company of the consideration for which the Board authorizes the issuance of the Shares, then the shares of Common Stock, when issued and sold in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

Although we have acted as special Nevada counsel to the Company in connection with this opinion letter and certain other matters, our engagement is limited and there may exist matters of a legal nature about which we have not been consulted.  This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein.  The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Securities Act Rules.

Very truly yours,

/s/ McDonald Carano Wilson LLP